Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact: Tiffany Kanaga (765) 740-0314 or tiffany.kanaga@elancoah.com
Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports First Quarter 2025 Results
Accelerating Debt Paydown in 2025
•First Quarter 2025 Financial Results:
◦Revenue of $1,193 million, a decline of 1% year-over-year; 4% organic constant currency growth
◦Reported Net Income of $67 million, Adjusted Net Income of $184 million
◦Adjusted EBITDA of $276 million, or 23.1% of Revenue
◦Reported EPS of $0.13, Adjusted EPS of $0.37
◦Net leverage ratio of 4.4x Adjusted EBITDA
•Full Year 2025 Guidance:
◦Raising revenue guidance to $4,510 to $4,580 million, with $65 to $70 million increase since February driven by foreign exchange tailwind; continue to expect accelerating organic constant currency revenue growth to mid-single digits
◦Raising 2025 innovation revenue target to $660 to $740 million
◦Reported Net Loss of $(35) to $(7) million, maintaining guidance for Adjusted EBITDA of $830 to $870 million
◦Reported Loss Per Share of $(0.07) to $(0.01), maintaining guidance for Adjusted EPS of $0.80 to $0.86
◦Outlook incorporates current estimate for tariff net impact of $16 to $20 million to Adjusted EBITDA and expected continued macro volatility, offset by a strong first quarter performance
◦Expecting gross debt paydown of $450 to $500 million in 2025
◦2025 year-end net leverage ratio target improved to 3.9x to 4.3x, enabled by disciplined working capital management, more favorable foreign exchange rates, and lotilaner U.S. royalty monetization

GREENFIELD, Ind (May 7, 2025) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the first quarter of 2025, provided guidance for the second quarter of 2025, and updated guidance for the full year 2025.

"Elanco exceeded first quarter guidance for revenue, adjusted EBITDA, and adjusted EPS,” said Jeff Simmons, President and CEO of Elanco. “Our diverse portfolio delivered 4% organic constant currency revenue growth, with accelerating Pet Health trends in March and April, and consistently strong execution in Farm Animal. We have raised our 2025 revenue guidance given the FX tailwind, and we have increased our innovation revenue target, led by the commercialization of our potential blockbuster products which also enhance our stable base business. We continue to drive greater productivity and deleveraging, and have improved our net leverage target for year-end to reflect disciplined working capital management, favorable currency rates, and our non-core asset monetization of certain lotilaner U.S. royalties. While we are taking a prudent approach to the balance of the year given the dynamic macroeconomic backdrop, our durable portfolio and solid momentum bolster our confidence in sequential acceleration of revenue growth to deliver our 2025 goals while creating long-term value for shareholders and society."

Select Business Highlights Since the Last Earnings Call
•Credelio Quattro™ achieved approximately 10% dollar share of broad-spectrum sales into U.S. vet clinics in Q1**
•Zenrelia™ use in approximately 11,000 U.S. clinics, representing penetration of over 35%; performing on or ahead of expectations in Brazil, Canada, and Japan; Australia, EU, and UK approvals on track for 2025
•AdTab™ approved and launched in the United Kingdom in April 2025; sales doubled in the first quarter of 2025 compared to the prior year
•Cows on Bovaer® doubled since February; data submitted for expanded claim, enhancing value and user flexibility
•Agreement to monetize certain lotilaner U.S. royalties and milestones from Q2 2025 through Q3 2033 for $295 million
** Per Animalytix Q1 data

Financial Results

First Quarter Results (dollars in millions, except per share amounts)	2025	2024	Change (%)	Organic CC Growth (1) (%)

Pet Health	$635	$639	(1)%	1%
Farm Animal	$546	$556	(2)%	7%
Cattle	$272	$244	11%	14%
Poultry	$189	$197	(4)%	0%
Swine	$85	$84	1%	3%
Aqua	$—	$31	(100)%
Contract Manufacturing and Other (2)	$12	$10	20%
Total Revenue	$1,193	$1,205	(1)%	4%
Gross Profit	$684	$690	(1)%
Reported Net Income	$67	$32	109%
Adjusted EBITDA	$276	$294	(6)%
Reported EPS	$0.13	$0.06	117%
Adjusted EPS	$0.37	$0.34	9%
(1) Organic CC Growth = Representing revenue growth excluding revenue from the aqua business, which was divested July 9, 2024, and the impact of foreign exchange rates.
(2) Primarily represents revenue from arrangements in which the company manufactures products on behalf of a third party and royalty revenue.
Numbers may not add due to rounding.
In the first quarter of 2025, revenue was $1,193 million, a decrease of 1% on a reported basis, or an increase of 4% when excluding the unfavorable impacts from the aqua divestiture and foreign exchange rates compared to the first quarter of 2024.

Pet Health revenue was $635 million, a decrease of 1% on a reported basis, or an increase of 1% when excluding the unfavorable impact from foreign exchange rates, including a 2% increase from price, compared to the first quarter of 2024. The year over year volume decline in the first quarter was primarily driven by the year-ago benefit related to moving certain legacy Bayer products into distribution, a challenging U.S. retail environment in the first quarter of 2025, and decreased vaccine sales in the U.S., largely offset by increased sales of new products and continued strong demand for parasiticide products in Europe. The Advantage® Family of products and Seresto® contributed revenue of $123 million and $153 million, respectively.

Farm Animal revenue was $546 million, a decrease of 2% on a reported basis, or an increase of 7% when excluding the unfavorable impacts from the aqua divestiture and foreign exchange rates, driven by a 3% increase from price, compared to the first quarter of 2024. First quarter volumes were up 4%, primarily driven by strength in U.S. cattle, led by Experior.

Gross profit was $684 million, or 57.3% of revenue in the first quarter of 2025, flat as a percent of revenue compared to the first quarter of 2024. On an adjusted basis, gross profit was $685 million, or 57.4% of revenue in the first quarter of 2025 with a 10-basis point change in gross profit as a percent of revenue compared to the first quarter of 2024. The slight increase was primarily driven by price, favorable manufacturing performance and product mix, partially offset by manufacturing costs and foreign exchange headwinds.

Total operating expenses were $435 million for the first quarter of 2025. Marketing, selling and administrative expenses increased 1% to $341 million, primarily driven by increased expenses supporting the U.S. Pet Health business and higher employee related expenses. Research and development expenses increased 8% to $94 million driven by higher project expenses.

Asset impairment, restructuring and other special charges were $9 million in the first quarter of 2025 compared to $46 million in the first quarter of 2024. Charges recorded in the first quarter of 2025 primarily consisted of upfront payments made in relation to new licensing arrangements. Charges recorded in the first quarter of 2024 primarily related to the restructuring plan announced in February 2024 and costs related to the ultimate divestiture of our aqua business.

Reported and adjusted net interest expense was $40 million in the first quarter of 2025, a decrease of $26 million compared to the first quarter of 2024. The decrease was driven by lower debt, primarily enabled by the aqua divestiture in 2024.

The reported effective tax rate was (12.2)% in the first quarter of 2025, primarily driven by the jurisdictional mix of projected income and losses in non-U.S. jurisdictions, as well as the utilization of net operating losses and a valuation allowance release in the U.S. The reported effective tax rate was (182.2)% in the first quarter of 2024, driven by the recognition of certain state tax credits. The adjusted effective tax rate was 9.2% in the first quarter of 2025, driven by the impact of a discrete item recognized in the current quarter, compared to 15.0% in the first quarter of 2024.

Net income for the first quarter of 2025 was $67 million and $0.13 per diluted share on a reported basis, compared with a net income of $32 million and $0.06 per diluted share for the same period in 2024. On an adjusted basis, net income for the first quarter of 2025 was $184 million, or $0.37 per diluted share, a 9% increase compared with the same period in 2024. Adjusted EBITDA was $276 million in the first quarter of 2025, a 6% decrease compared to the first quarter of 2024. Adjusted EBITDA as a percent of revenue was 23.1% compared with 24.4% for the first quarter of 2024.

Working Capital and Balance Sheet
Cash used in operations was $4 million in the first quarter of 2025 compared to cash provided by operations of $2 million in the first quarter of 2024.

As of March 31, 2025, Elanco’s net leverage ratio was 4.4x adjusted EBITDA, an increase of 0.1x compared to December 31, 2024. The company now expects to end the year with a net leverage ratio of 3.9x to 4.3x, enabled by disciplined working capital management, more favorable foreign exchange rates on cash balances and the lotilaner U.S. royalty monetization.

Financial Guidance
Elanco is updating financial guidance for the full year 2025, summarized in the following table.

2025 Full Year (dollars in millions, except per share amounts)	February Guidance			May Guidance

Revenue	$4,445	to	$4,510	$4,510	to	$4,580
Reported Net (Loss) Income	$(25)	to	$7	$(35)	to	$(7)
Adjusted EBITDA	$830	to	$870	$830	to	$870
Reported (Loss) Earnings per Share	$(0.05)	to	$0.01	$(0.07)	to	$(0.01)
Adjusted Earnings per Share	$0.80	to	$0.86	$0.80	to	$0.86
The company anticipates a tailwind to revenue of approximately $65 to $70 million from the favorable impact of foreign exchange rates since the February earnings call. Excluding the impact of foreign exchange rates and the aqua divestiture, the company continues to expect revenue growth to accelerate to mid-single digits.

The company expects adjusted gross margin of 54.2% to 54.7%, and expects operating expenses to increase approximately 6% year over year in constant currency with strategic investment in the global launches of the innovation portfolio. Full year adjusted EBITDA includes a current estimate for tariff net impact of $16 to $20 million and expected continued macro volatility, offset by a strong first quarter performance.

"We are raising our 2025 full-year revenue guidance and maintaining our adjusted EBITDA and adjusted EPS ranges, reflecting our strong first quarter execution, recent momentum and more favorable foreign exchange rates, balanced by expected tariff impact and a cautious approach in an uncertain macroeconomic environment," said Todd Young, Executive Vice President and CFO of Elanco Animal Health. "On tariffs, we have taken several intervention actions, positioning us well to cover potential impacts with or without the pharmaceutical exemption. We are also accelerating our debt paydown to approximately half a billion dollars this year, now expecting to end 2025 with a net leverage ratio of 3.9x to 4.3x."

Additionally, the company is providing guidance for the second quarter of 2025, as summarized in the following table:

2025 Second Quarter (dollars in millions, except per share amounts)	Guidance

Revenue	$1,175	to	$1,195
Reported Net Loss	$(22)	to	$(3)
Adjusted EBITDA	$200	to	$220
Reported Loss per Share	$(0.04)	to	$(0.01)
Adjusted Earnings per Share	$0.17	to	$0.21
In the second quarter, the company expects a headwind to revenue of approximately $5 million from the unfavorable impact of foreign exchange rates compared to prior year. Excluding the unfavorable impact of foreign exchange rates and the aqua divestiture, the company expects 4% to 6% organic constant currency revenue growth. The company expects operating expenses up approximately 11% year over year in constant currency with strategic investment in the global launches of the innovation portfolio.

The 2025 full year and second quarter financial guidance reflects foreign exchange rates as of April. Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Elanco will host a webcast and conference call at 8:00 a.m. Eastern Time today, during which company executives will review first quarter financial and operational results, discuss second quarter and full year 2025 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/events-and-presentations/default.aspx#module-event-upcoming.
ABOUT ELANCO
Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With over 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ – all to advance the health of animals, people, the planet and our enterprise. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning product launches and revenue from such products, our 2025 full year and second quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:
•operating in a highly competitive industry;
•the success of our research and development (R&D), regulatory approval and licensing efforts;
•the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;
•competition from generic products that may be viewed as more cost-effective;
•changes in regulatory restrictions on the use of antibiotics in farm animals;
•an outbreak of infectious disease carried by farm animals;
•risks related to the evaluation of animals;
•consolidation of our customers and distributors;
•the impact of increased or decreased sales into our distribution channels resulting in fluctuations in our revenues;
•our dependence on the success of our top products;
•our ability to complete acquisitions and divestitures and to successfully integrate the businesses we acquire;
•our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;
•manufacturing problems and capacity imbalances, including at our contract manufacturers;
•fluctuations in inventory levels in our distribution channels;
•risks related to the use of artificial intelligence in our business;
•our dependence on sophisticated information technology systems and infrastructure, including the use of third-party, cloud-based technologies, and the impact of outages or breaches of the information technology systems and infrastructure we rely on;
•the impact of weather conditions, including those related to climate change, and the availability of natural resources;
•demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;
•the loss of key personnel or highly skilled employees;
•adverse effects of labor disputes, strikes and/or work stoppages;
•the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that limit our operating flexibility and changes in our credit ratings that lead to higher borrowing expenses and restrict access to credit;
•changes in interest rates that adversely affect our earnings and cash flows;
•risks related to the write-down of goodwill or identifiable intangible assets;
•the lack of availability or significant increases in the cost of raw materials;
•risks related to foreign and domestic economic, political, legal and business environments;
•risks related to foreign currency exchange rate fluctuations;
•risks related to underfunded pension plan liabilities;
•our current plan not to pay dividends and restrictions on our ability to pay dividends;
•the potential impact that actions by activist shareholders could have on the pursuit of our business strategies;
•risks related to tax expense or exposures;
•actions by regulatory bodies, including as a result of their interpretation of studies on product safety;
•the possible slowing or cessation of acceptance and/or adoption of our farm animal sustainability initiatives;
•the impact of increased regulation or decreased governmental financial support related to the raising, processing or consumption of farm animals;
•risks related to tariffs, trade protection measures or other modifications of foreign trade policy;
•the impact of litigation, regulatory investigations and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;

•challenges to our intellectual property rights or our alleged violation of rights of others;
•misuse, off-label or counterfeiting use of our products;
•unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;
•insufficient insurance coverage against hazards and claims;
•compliance with privacy laws and security of information;
•risks related to environmental, health and safety laws and regulations; and
•inability to achieve goals or meet expectations of stakeholders with respect to environmental, social and governance matters.
For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.
Use of Non-GAAP Financial Measures:
We use non-GAAP financial measures, such as revenue growth excluding the impact of divestitures and foreign exchange rate effects, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, net debt and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.
We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported U.S. generally accepted accounting principles (GAAP) financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or divestiture or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not, be viewed as substitutes for GAAP reported measures. We encourage investors to review our unaudited consolidated financial statements in their entirety and caution investors to use GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.
Availability of Certain Information
We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco, including an Investor Overview presentation containing a general overview of the business, which can be found in the Events and Presentations page of our website.

Additional Information
We define innovation revenue as revenue from new products, lifecycle management and certain geographic expansions and business development transactions that is incremental in reference to product revenue in 2020 and does not include the expected impact of cannibalization on the base portfolio.
We define constant currency revenue growth as revenue growth excluding the impact of foreign exchange rates. We define organic constant currency revenue growth as revenue growth excluding revenue from the aqua business, which we divested July 9, 2024.

Elanco Animal Health Incorporated
Unaudited Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share data)

	Three Months Ended March 31,
	2025	2024
Revenue	$1,193	$1,205
Cost of sales	509	515
Gross profit	684	690
Research and development	94	87
Marketing, selling and administrative	341	337
Amortization of intangible assets	128	133
Asset impairment, restructuring and other special charges	9	46
Interest expense, net of capitalized interest	40	66
Other expense, net	12	9
Income before income taxes	$60	$12
Income tax benefit	(7)	(20)
Net income	$67	$32
Earnings per share:
Basic	$0.14	$0.06
Diluted	$0.13	$0.06
Weighted-average shares outstanding:
Basic	495.1	493.2
Diluted	499.1	496.0

Elanco Animal Health Incorporated
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information
(Unaudited)
(Dollars and shares in millions, except per share data)
We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.
We define adjusted net income as net income excluding amortization of intangible assets, purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sales of assets and related costs, facility exit costs, gains and losses on mark-to-market adjustments on equity securities, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items. We define adjusted EPS as adjusted net income divided by the number of weighted-average diluted shares outstanding for the periods ended March 31, 2025 and 2024.
We define adjusted EBITDA as net income adjusted for interest expense (income), which includes debt extinguishment losses, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sales of assets and related costs, facility exit costs, gains and losses on mark-to-market adjustments on equity securities and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.
We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define the net leverage ratio as net debt divided by trailing twelve month adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.
The following is a reconciliation of GAAP Reported for the three months ended March 31, 2025 and 2024, to selected Non-GAAP adjusted information:

	Three months ended March 31, 2025			Three months ended March 31, 2024
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales	$509	$1	$508	$515	$—	$515
Amortization of intangible assets	128	128	—	133	133	—
Asset impairment, restructuring and other special charges (1)	9	9	—	46	46	—
Other expense, net (2)	12	5	7	9	5	4
Income before taxes	60	143	203	12	184	196
Income tax (benefit) income (3)	(7)	(26)	19	(20)	(49)	29
Net income	$67	$117	$184	$32	$135	$167
Earnings per share:
basic	$0.14	$0.23	$0.37	$0.06	$0.28	$0.34
diluted	$0.13	$0.24	$0.37	$0.06	$0.28	$0.34
Adjusted weighted average shares outstanding:
basic	495.1	495.1	495.1	493.2	493.2	493.2
diluted	499.1	499.1	499.1	496.0	496.0	496.0
The table above reflects only line items with non-GAAP adjustments. Numbers may not add due to rounding.
(a)The company uses non-GAAP financial measures that differ from financial statements reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)Adjustments to reported GAAP measures for the three months ended March 31, 2025 and 2024, included the following:
(1)Adjustments of $9 million for the three months ended March 31, 2025, included $7 million of upfront payments made in relation to new licensing arrangements. Adjustments of $46 million for the three months ended March 31, 2024, consisted of $39 million of restructuring costs and $7 million of divestiture-related charges preceding the July 2024 divestiture of our aqua business.
(2)Adjustments of $5 million for the three months ended March 31, 2025, related to mark-to-market adjustments on equity investments and the impact of hyperinflationary accounting in Turkey. Adjustments of $5 million for the three months ended March 31, 2024, primarily related to the impact of hyperinflationary accounting in Turkey and an increase in our accrual related to a possible resolution or settlement relating to our previously disclosed matter with the SEC.
(3)Adjustments of $26 million and $49 million for the three months ended March 31, 2025 and March 31, 2024, respectively, primarily represented the income tax expense associated with the adjusted items discussed above. The adjustments for the three months ended March 31, 2025, also reflect a $35 million benefit related to a discrete tax item recognized during the quarter. The adjustments for the three months ended March 31, 2024, also included $14 million related to the partial release of a valuation allowance attributable to the anticipated sale of our aqua business.

	Three Months Ended March 31,
	2025	2024
As reported diluted EPS	$0.13	$0.06
Cost of sales	0.00	—
Amortization of intangible assets	0.26	0.27
Asset impairment, restructuring and other special charges	0.02	0.10
Other expense, net	0.01	0.01
Subtotal	0.29	0.38
Tax impact of adjustments	(0.05)	(0.10)
Total adjustments to diluted EPS	$0.24	$0.28

Adjusted diluted EPS (1)	$0.37	$0.34
Numbers may not add due to rounding.
(1)     Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of GAAP net income for the three months ended March 31, 2025 and 2024, to EBITDA, adjusted EBITDA and adjusted EBITDA Margin, which is adjusted EBITDA divided by total revenue, for the respective periods:

	Three Months Ended March 31,
	2025	2024
Reported net income	$67	$32
Net interest expense	40	66
Income tax benefit	(7)	(20)
Depreciation and amortization	161	165
EBITDA	$261	$243
Non-GAAP adjustments:
Cost of sales	$1	$—
Asset impairment, restructuring and other special charges	9	46
Other expense, net	5	5
Adjusted EBITDA	$276	$294
Adjusted EBITDA margin	23.1%	24.4%
Numbers may not add due to rounding.

The following is a reconciliation of gross debt to net debt as of March 31, 2025:

Long-term debt	$4,351
Current portion of long-term debt	44
Less: Unamortized debt issuance costs	(25)
Total gross debt	4,420
Less: Cash and cash equivalents	487
Net Debt	$3,933

Elanco Animal Health Incorporated
2025 Full Year and Second Quarter Guidance

Reconciliation of 2025 full year reported EPS guidance to 2025 adjusted EPS guidance is as follows:

	Full Year 2025 Guidance
Reported loss per share	$(0.07)	to	$(0.01)
Cost of sales	Approx. $0.00
Amortization of intangible assets	Approx. $1.04
Asset impairment, restructuring and other special charges	$0.03	to	$0.05
Other expense, net	$0.02	to	$0.03
Royalty Monetization	Approx. $0.01
Subtotal	$1.12	to	$1.13
Tax impact of adjustments	$(0.26)	to	$(0.24)
Total adjustments to EPS	$0.87	to	$0.88
Adjusted earnings per share (1)	$0.80	to	$0.86
Numbers may not add due to rounding.
(1) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2025 full year reported net loss to 2025 adjusted EBITDA guidance is as follows:

$ millions	Full Year 2025 Guidance
Reported net loss	$(35)	to	$(7)
Net interest expense (with Royalty Monetization)	Approx. $210
Income tax benefit	$(22)	to	$(4)
Depreciation and amortization	Approx. $650
EBITDA	$803	to	$852
Non-GAAP adjustments
Cost of Sales	Approx. $2
Asset impairment, restructuring and other special charges	Approx. $15
Other expense, net	Approx. $12
Royalty Monetization	Approx. $(10)
Adjusted EBITDA	$830	to	$870
Adjusted EBITDA margin	18.4%	to	19.0%

Reconciliation of 2025 second quarter reported EPS guidance to 2025 second quarter adjusted EPS guidance is as follows:

	Second Quarter 2025 Guidance
Reported loss per share	$(0.04)	to	$(0.01)
Amortization of intangible assets	Approx. $0.26
Asset impairment, restructuring and other special charges	$0.00	to	$0.01
Other Expense, Net	Approx. $0.01
Royalty Monetization	Approx. $0.00
Subtotal	$0.28	to	$0.29
Tax impact of adjustments	$(0.07)	to	$(0.06)
Total adjustments to EPS	Approx. $0.22
Adjusted earnings per share (1)	$0.17	to	$0.21
Numbers may not add due to rounding.
(1) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.
Reconciliation of 2025 second quarter reported net loss to 2025 second quarter adjusted EBITDA guidance is as follows:

$ millions	Second Quarter 2025 Guidance
Reported net loss	$(22)	to	$(3)
Net interest expense (with Royalty Monetization)	Approx. $50
Income tax expense	$0	to	$7
Depreciation and amortization	Approx. $165
EBITDA	$193	to	$218
Non-GAAP adjustments
Asset impairment, restructuring and other special charges	Approx. $5
Other Expense, Net	Approx. $5
Royalty Monetization	Approx. $(3)
Adjusted EBITDA	$200	to	$220
Adjusted EBITDA margin	17.0%	to	18.4%